EXHIBIT (11)

                                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                  ---------------------------------------------
                                        COMPUTATION OF EARNINGS PER SHARE
                                        ---------------------------------
                                  Amounts in Millions, Except per Share Amounts

                                                        Three Months Ended           Nine Months Ended
                                                             March 31                     March 31
                                                        2001          2000            2001           2000
                                                     ---------      ---------      ---------       ---------
BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                         $    893       $    753       $  3,242        $  3,026
Deduct preferred stock dividends                           30             28             91              87
                                                     ---------      ---------      ---------       ---------
Net earnings applicable to common stock              $    863       $    725       $  3,151        $  2,939
                                                     =========      =========      =========       =========

Average number of common shares outstanding           1,298.4        1,314.0        1,301.9         1,315.3
                                                     =========      =========      =========       =========

Basic net earnings per share                         $   0.66       $   0.55       $   2.42        $   2.23
                                                     =========      =========      =========       =========

DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                         $    893       $    753       $  3,242        $  3,026
Deduct differential - preferred
  vs. common dividends                                      4              5             11              14
                                                     ---------      ---------      ---------       ---------
Net earnings applicable to common stock              $    889       $    748       $  3,231        $  3,012
                                                     =========      =========      =========       =========

Average number of common shares outstanding           1,298.4        1,314.0        1,301.9         1,315.3
Add potential effect of:
  Exercise of options                                    14.8           18.8           14.2            23.0
  Conversion of preferred stock                          91.7           93.9           92.2            94.6
                                                     ---------      ---------      ---------       ---------
Average number of common shares
  outstanding, assuming dilution                      1,404.9        1,426.7        1,408.3         1,432.9
                                                     =========      =========      =========       =========

Diluted earnings per share                           $   0.63       $   0.52       $   2.29        $   2.10
                                                     =========      =========      =========       =========
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